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                                                                       EXHIBIT 5
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                                                                28 February 1994

HAND DELIVERED
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Martin Marietta Corporation
6801 Rockledge Drive
Bethesda, Maryland  20817

                Re:  Martin Marietta Corporation Performance
                     Sharing Plan for Puerto Rico Employees

Ladies and Gentleman:

         I submit this opinion letter to you in connection with the registration statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission on the date hereof. The Registration Statement registers shares of common stock of the Martin Marietta Corporation ("Corporation") for use in connection with the Martin Marietta Corporation Performance Sharing Plan for Puerto Rico Employees ("Plan"). The Plan contemplates that such common stock may be treasury or authorized but unissued common stock or may be acquired in the open market. As Assistant General Counsel of the Corporation, I have examined such corporate records, certificates and other documents and have reviewed such questions of law as I deemed necessary or appropriate for the purposes of this opinion.

         Based upon that examination and review, I advise you that in my opinion:

     (1) the Corporation has been duly incorporated and is a validly existing corporation under the laws of the State of Maryland, and

     (2) to the extent that the operation of the Plan results in the issuance of common stock, such shares of common stock have been duly and validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement.

                                                 Very truly yours,

                                                 Stephen M. Piper